eResearchTechnology Reports First Quarter 2008 Results
Q1 2008 Net Revenues — $33.7 million vs. $21.1 million in Q1 2007 — an increase of 59.7%; a record for eRT
Q1 2008 Diluted Net Income per Share — $0.11 vs $0.04 in Q1 2007 — an increase of 175.0%
Q1 2008 New Bookings increase to $50.1 million; a record for eRT
Increasing 2008 Guidance
PHILADELPHIA, May 5/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (eRT), (Nasdaq: ERES - News), a leading provider of centralized ECG and eClinical technology, ePRO and other services to the pharmaceutical, biotechnology, medical device and related industries, announced today results for the quarter ended March 31, 2008.
Highlights for the first quarter of 2008 were:
•	Record quarterly net revenues of $33.7 million, including $3.3 million of net revenues from Covance Cardiac Safety Services, Inc. (CCSS), a 59.7% increase from the first quarter of 2007;

•	Diluted net income per share of $0.11, up 175.0% from the first quarter of 2007;

•	Gross margin of $17.7 million for a gross margin percentage of 52.5% up 4.9 percentage points from the first quarter of 2007. The gross margin percentage was negatively impacted by CCSS, which generated net revenues of $3.3 million while incurring expenses of $3.2 million;

•	Income before income taxes margin percentage of 26.5%, up 9.2 percentage points from the first quarter of 2007. The income before income taxes margin percentage was negatively impacted by CCSS and the integration of CCSS into eRT, which combined generated a loss before income taxes of $1.4 million;

•	Record bookings of $50.1 million, compared to $29.7 million for the first quarter of 2007;

•	Bookings included seven new Thorough ECG study agreements valued at an average of slightly greater than $1 million each;

•	The backlog was a record $151.4 million, a net increase of $11.2 million from December 31, 2007.

•	The cancellation rate was an annualized 15.6% as compared to an annualized cancellation rate of 15.0% in the first quarter of 2007;
“We are extremely pleased with the first quarter results where we saw record quarterly revenue, transactions, bookings and backlog for eRT,” commented Dr. Michael McKelvey, President and CEO of eRT. “We continue to execute very well on our projects. The integration of the CCSS acquisition is proceeding on schedule, and we are meeting with clients to begin the transition process of individual studies. Our services revenue grew by 80.9%, driven by outstanding growth in our core cardiac safety business. Bookings were strong across all phases, but especially in Phase I and Phase III studies. The quarter again demonstrated the leverage in our business model as evidenced by expanding gross margins and net income growth.”
The Company reported revenues of $33.7 million for the first quarter of 2008, an increase of 59.7% from $21.1 million in the first quarter of 2007. Net income was $5.7 million for the first quarter of 2008, an increase of 155.6% from $2.2 million for the first quarter of 2007. Diluted net income per share was $0.11 for the first quarter of 2008, up $0.07 from the $0.04 in the first quarter of 2007.
eRT ended the quarter with $48.9 million in cash, cash equivalents and investments, an increase of $2.0 million from $46.9 million at December 31, 2007. Operations generated $7.6 million, which was partially offset by payments to Covance under the terms of the CCSS acquisition.
“Our pipeline of new opportunities is strong, reflecting the continued emphasis on cardiac safety and eRT’s reputation for quality, medical and scientific leadership, project execution and technology innovation,” continued Dr. McKelvey. “The pricing environment continues to be stable. The Exclusive Marketing Agreement with Covance is adding to our pipeline, as are our continued strong relationships with other key partnerships with CROs and Phase I units. While there are many areas in which we will continue to work to improve, the first quarter was an excellent start and bodes well for the remainder of 2008.”
2008 Guidance
The Company issued guidance for the second quarter of 2008 and for the full year 2008. eRT expects to report revenues of between $34.0 million and $36.0 million and diluted net income per share of between $0.10 to $0.12 for the second quarter ending June 30, 2008. For the full year 2008, the Company is increasing its guidance for revenue to between $133.0 million and $140.0 million and diluted net income per share to between $0.44 to $0.49; previously issued guidance for revenue was between $130.0 million and $137.0 million and for diluted net income per share was between $0.42 to $0.46.
Dr. McKelvey and Richard Baron, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 p.m. EDT on May 5, 2008. Interested participants should call 800-322-5044 when calling within the United States or 617-614-4927 when calling internationally. Please use pass code 13961971. There will be a playback available until May 12, 2008. To listen to the playback, please call 888-286-8010 when calling within the United States or 617-801-6888 when calling internationally. Please use pass code 12540628 for the replay.
This call is being webcast by Thomson Financial and can be accessed at eRT’s web site at www.eRT.com. The webcast may also be accessed at Thomson’s Institutional Investor website at http://phx.corporate-ir.net/playerlink.zhtml?c=119164&s=wm&e=1829106. The webcast can be accessed until May 5, 2009 on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, 2008 financial guidance, involve a number of risks and uncertainties such as the Company’s ability to obtain new contracts and accurately estimate net revenues due to uncertain regulatory guidance, variability in size, scope and duration of projects, and internal issues at the sponsoring client, integration of acquisitions, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Richard Baron	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2008
	(unaudited)	(unaudited)
Net revenues:
Licenses	$782	$625
Services	13,968	25,273
Site support	6,334	7,775

Total net revenues	21,084	33,673

Costs of revenues:
Cost of licenses	66	200
Cost of services	6,790	10,514
Cost of site support	4,195	5,268

Total costs of revenues	11,051	15,982

Gross margin	10,033	17,691

Operating expenses:
Selling and marketing	2,538	3,323
General and administrative	3,469	4,873
Research and development	925	999

Total operating expenses	6,932	9,195

Operating income	3,101	8,496
Other income, net	550	427

Income before income taxes	3,651	8,923
Income tax provision	1,403	3,177

Net income	$2,248	$5,746

Basic net income per share	$0.04	$0.11

Diluted net income per share	$0.04	$0.11

Shares used to calculate basic net income per share	50,198	50,638

Shares used to calculate diluted net income per share	51,431	51,894

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2007	March 31, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,082	$40,568
Short-term investments	8,797	8,342
Accounts receivable, net	26,718	26,914
Prepaid income taxes	743	—
Prepaid expenses and other	3,087	3,197
Deferred income taxes	901	899

Total current assets	78,328	79,920

Property and equipment, net	33,347	30,826
Goodwill	30,908	31,737
Intangible assets	3,849	3,398
Deferred income taxes	1,011	1,375
Other assets	253	146

Total assets	$147,696	$147,402

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,505	$2,869
Accrued expenses	12,103	7,710
Income taxes payable	2,352	1,675
Current portion of capital lease obligations	1,097	394
Deferred revenues	13,905	13,555

Total current liabilities	32,962	26,203

Capital lease obligations, excluding current portion	48	—
Other liabilities	1,174	1,167

Total liabilities	34,184	27,370

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 58,870,291 and 58,918,095 shares issued, respectively	589	589
Additional paid-in capital	87,957	88,734
Accumulated other comprehensive income	1,679	1,676
Retained earnings	85,477	91,223
Treasury stock, 8,247,119 shares at cost	(62,190)	(62,190)

Total stockholders’ equity	113,512	120,032

Total liabilities and stockholders’ equity	$147,696	$147,402

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2008
Operating activities:
Net income	$2,248	$5,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,215	4,344
Cost of sales of equipment	383	414
Provision for uncollectible accounts	—	30
Share-based compensation	483	470
Changes in operating assets and liabilities exclusive of CCSS acqusition:
Accounts receivable	1,654	(222)
Prepaid expenses and other	(681)	(11)
Accounts payable	(2,209)	(984)
Accrued expenses	84	(1,548)
Income taxes	1,395	(299)
Deferred revenues	(398)	(344)

Net cash provided by operating activities	6,174	7,596

Investing activities:
Purchases of property and equipment	(2,490)	(1,430)
Purchases of investments	(26,633)	—
Proceeds from sales of investments	24,842	455
Payments for acquisition	—	(3,673)

Net cash used in investing activities	(4,281)	(4,648)

Financing activities:
Repayment of capital lease obligations	(40)	(751)
Proceeds from exercise of stock options	879	189
Stock option income tax benefit	109	103

Net cash provided by (used in) financing activities	948	(459)

Effect of exchange rate changes on cash	7	(3)

Net increase in cash and cash equivalents	2,848	2,486
Cash and cash equivalents, beginning of period	15,497	38,082

Cash and cash equivalents, end of period	$18,345	$40,568